June 6, 2018

Dear Laura Nyquist,

With the business decisions Teradata announced today, we want to inform you that your role will be relocating to San Diego in the future. Teradata is extending you the offer to move to San Diego to continue your employment with the company. We believe this is an exciting opportunity but also recognize this is a life-changing decision. We invite you to take some time and evaluate if a move is something you would consider and accept.
Should you decide to relocate with your role, Teradata will provide relocation support in the amount of $50000 (renter) / $100000 (homeowner). By June 8, you will receive more detailed information via DocuSign regarding the relocation process and next steps.
We ask you to indicate on or before June 20, 2018, via DocuSign, your interest to further explore moving with your position. If you choose to further explore this relocation opportunity, we will then evaluate your role relative to the San Diego market and initiate an offer letter confirming offer details.
If, after consideration, you choose to decline this relocation opportunity, you will be eligible for a transition package once you work through a transition period in which you continue to perform your normal duties for the company. This transition package is described below.
Transition Support includes the following*:

▪	You will receive 48 weeks of separation pay in a lump sum, subject to applicable tax withholdings

▪	You will be eligible for your 2018 annual bonus (prorated based upon your departure date and subject to plan guidelines)

▪	Unvested equity, including outstanding time-based restricted share units and any stock options you have received, will be fully vested as of your departure date

▪	Benefits – You will receive twenty-six (26) weeks of subsidized COBRA

▪	Outplacement -You will receive two (2) months of outplacement services with RiseSmart

*Please note: Receipt of Transition Support is contingent upon receipt of an executed general release agreement and the expiration of any revocation period.
We recognize this is a lot to consider and you will likely have questions over the coming weeks. Please do not hesitate to reach out to your manager or our HR team as needed. Our locally based HR team members will be conducting office hours for the next two (2) weeks to make it easier for you to direct your questions. We will also provide a dedicated HR email inbox, HRQuestions@teradata.com, to direct any HR questions.

Regardless of your decision, we want to thank you for your dedicated service to Teradata and our customers. We truly appreciate the time, effort, and dedication you have shown and will show through this transition.

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